SCHEDULE 14C

               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934

Check the appropriate box:
|X|      Preliminary Information Statement
|_|      Confidential,   for  Use  of  the  Commission  Only  (as  permitted  by
         Rule14c-5(d)(2))
|_|      Definitive Information Statement

                          Las Vegas Resorts Corporation
                (Name of Registrant as Specified In Its Charter)

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|X|      None required

|_|      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which filing fee is calculated and state how it was determined):
         4)       Proposed maximum aggregate value of transaction:
         5)       Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

         1)       Amount previously paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:












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

                          Las Vegas Resorts Corporation
                              211 West Wall Street
                             Midland, TX 79701-4556

                           Written Consent Relating to
                             Reverse Split of Common
                                  Capital Stock



         NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from stockholders representing approximately 56.52% of our outstanding shares of common stock approving an amendment of the company's Certificate of Incorporation to effect a one-for-fifteen hundred reverse split of the common stock, par value $.001 per share, of Las Vegas Resorts Corporation

                        We are not asking you for a proxy
                  and you are requested not to send us a proxy.

         As of the close of business on September 12, 2005, the record date for shares entitled to notice of the reverse split, there were [376,862,000] shares of our common stock outstanding. Each share of our common stock is entitled to one vote in connection with the reverse stock split. Prior to the mailing of this Information Statement, holders of approximately 56.52% of our outstanding shares of common stock signed a written consent approving the amendment of the Certificate of Incorporation to effect the one-for-fifteen hundred reverse stock split. As a result of the reverse split, the total number of issued and outstanding shares of our common stock will be reversed from 376,862,000 shares to 251,241 shares.

By Order of the Board of Directors,

/s/ Glenn A. Little

Glenn A. Little, President, Chief Executive Officer and Chief Financial Officer

August 26, 2005








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

                                     SUMMARY

Transaction:               Amendment  of Articles of  Incorporation  to effect a
                           Reverse Stock Split.

Purpose: To facilitate our efforts to affect a business combination with a private company that has ongoing business operations.

                           The purpose of this Information Statement is to inform those holders of our common stock who have not given us their written consent to the foregoing corporate action and its effects.

Record Date:               September 12, 2005

Exchange Ratio:            One share of  common  stock  will be issued  for each
                           fifteen hundred shares of our common stock held as of the record date. Holders of less than fifteen hundred shares shall be entitled to receive $0.01 per share upon delivery of their certificate to the transfer agent.

Effective Date:            20  days  after  the  mailing  of  this   Information
                           Statement


                                 STOCK OWNERSHIP

         The following table sets forth information as of August 26, 2005, regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of our common stock, (ii) by each director, the chief executive officer and our other executive officer, and (iii) by all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

         The mailing address for Mr. Little is 211 West Wall Street, Midland, Texas 79701-4556.



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

                                                                          Percentage
                                    Shares Beneficially Owned             Outstanding
                                    -------------------------             -----------

                                  Before           After            Before              After
Name                            Stock Split     Stock Split     Stock Split (1)     Stock Split (2)
----                            -----------     -----------     ---------------     ---------------
Glenn A. Little                 213,019,552     142,013         56.52%              56.52%

All Officers and Directors as   213,019,552     142,013         56.52%              56.52%
a group (1 Person)

-------------------------------
(1) In determining the percent of voting stock owned by a person before the stock split, (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of
(i) the 376,862,000  shares of common stock  outstanding on August 26, 2005, and
(ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(2) In determining the percent of voting stock owned by a person after the stock split (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 251,241 shares of common stock that will be outstanding after the reverse split and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

        AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK
              SPLIT OF LAS VEGAS RESORT CORPORATION'S COMMON STOCK
                      AT A RATIO OF ONE-FOR-FIFTEEN HUNDRED


  General

         The Board of Directors unanimously adopted a resolution seeking stockholder approval to grant the Board of Directors authority to amend our Articles of Incorporation (the "Certificate") to effect a reverse stock split of our common stock. Holders of a majority of our common stock approved the Boards' recommendation of amending the Articles to effect a one-for-fifteen hundred reverse stock split by consent in lieu of Special Meeting on August 24, 2005.

         The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder who owns fifteen hundred or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as such stockholder did immediately prior to the reverse stock split.



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

         By reducing the number of shares of our common stock that is issued and outstanding from 376,862,000 to 251,241 shares, we believe that we will be better positioned to effect a business strategy of entering into a business combination with a private entity that has current business operations so as to enhance the value of our common stock.

         Our company may be referred to as a shell corporation. Shell corporations have zero or nominal assets and typically no stated or contingent liabilities. Private companies wishing to become publicly trading may wish to merge with a shell (a reverse merger) whereby the stockholders of the private company become the majority of the stockholders of the combined company. The private company may purchase for cash all or a portion of the common shares of the shell corporation from its major stockholders. Typically, the board and officers of the private company become the new board and officers of the combined company and often the name of the private company becomes the name of the combined company.

         At the present time, we have not reached any agreement or definitive understanding with any person concerning an acquisition.

         Our search will be directed toward enterprises that have a desire to become public corporations. In addition these enterprises may wish to satisfy, either currently or in the reasonably near future, the minimum tangible asset requirement in order to qualify shares for trading on NASDAQ or on an exchange such as the American Stock Exchange. We intend to concentrate our acquisition efforts on businesses that we believe may realize a substantial benefit from being publicly owned.

         We do not propose to restrict our search for investment opportunities to any particular geographical area or industry, and may, therefore, engage in essentially any business, to the extent of its limited resources. This includes industries such as service, finance, natural resources, manufacturing, high technology, product development, medical, communications and others. Our discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

         To a large extent, a decision to participate in a specific business opportunity may be made upon management's analysis of the quality of the other company's management and personnel, the anticipated acceptability of new products or marketing concepts, the merit of technological changes, the perceived benefit the business opportunity will derive from becoming a publicly held entity, and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria. In many instances, it is anticipated that the historical operations of a specific business opportunity may not necessarily be indicative of the potential for the future because of a variety of factors, including, but not limited to, the possible need to expand substantially, shift marketing approaches, change product emphasis, change or substantially augment management, raise capital and the like.



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

          It is anticipated that we will not be able to diversify, but will essentially be limited to the acquisition of one business opportunity because of our limited financing. This lack of diversification will not permit us to offset potential losses from one business opportunity against profits from another.

          The analysis of business opportunities will be undertaken by or under the supervision of our officers and directors, none of who are professional business analysts. Although there are no current plans to do so, our management might hire an outside consultant to assist in the investigation and selection of business opportunities, and might pay a finder's fee. Since our management has no current plans to use any outside consultants or advisors to assist in the investigation and selection of business opportunities, no policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or the total amount of fees that may be paid. However, because of our limited resources, it is likely that any such fee we agree to pay would be paid in stock and not in cash.

          Otherwise, in analyzing potential business opportunities, our management anticipates that it will consider, among other things, the following factors:

         1. Potential for growth and profitability indicated by new technology, anticipated market expansion, or new products;

         2. Our perception of how any particular business opportunity will be received by the investment community and by our stockholders;

         3. Whether, following the business combination, the financial condition of the business opportunity would be, or would have a significant prospect in the foreseeable future of becoming, sufficient to enable our securities to qualify for listing on an exchange or on a national automated securities quotation system, such as NASDAQ, so as to permit the trading of such securities to be exempt from the requirements of Rule 15g-9 adopted by the Securities and Exchange Commission.

         4. Capital requirements and anticipated availability of required funds, to be provided by us or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;

         5. The extent to which the business opportunity can be advanced;

         6. Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;

         7.  Strength  and  diversity  of  existing   management  or  management
prospects that are scheduled for recruitment;



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

         8. The cost of participation by us as compared to the perceived tangible and intangible values and potential; and

         9. The accessibility of required management expertise, personnel, raw materials, services, professional assistance, and other required items.

         No one of the factors described above will be controlling in the selection of a business opportunity, and we will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

         We are unable to predict when we may participate in a business opportunity.

Certain Risks Associated With the Reverse Stock Split

         There is no assurance that once the reverse split is effected we will be able to consummate a business combination.

         The market price per new share of common stock after the reverse stock split (the "New Shares") may not rise or remain constant in proportion to the reduction in the number of old shares of common stock outstanding before the reverse stock split ("Old Shares"). Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

Principal Effects of the Reverse Stock Split

Corporate Matters.

         The reverse stock split will affect all stockholders who hold at least fifteen hundred shares uniformly and will not affect such stockholders' percentage ownership interests in the company. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares.

         No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who hold less than fifteen hundred shares will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment of $0.01 per share in lieu thereof.



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

Authorized Shares.

         Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the reverse stock split ratio. As of August 26, 2005, we had 495,000,000 shares of common stock authorized and 376,862,000 shares of common stock outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of common stock may also be diluted.

Accounting Matters.

         The reverse stock split will not affect the par value of common stock. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse stock split ratio and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect.

         The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company). The reverse stock split proposal is not being proposed in response to any effort by a third party of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

         On the Effective Date, we will file an Certificate of Amendment ("Amended Certificate") with the Secretary of State of the State of Nevada to amend our Articles of Incorporation. The reverse stock split will become effective upon the filing of the Amended Certificate by the State of Nevada, which is referred to below as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

         Our transfer agent, Nevada Agency and Trust located at 50 West Liberty Street, Suite 800, Reno, Nevada 89501, is acting as exchange agent for purposes of implementing the exchange of stock certificates and the payment of cash proceeds to those stockholders owning less than one share of common stock. Holders of Old Shares are being asked to surrender certificates representing Old Shares for either certificates representing New Shares or a cash payment in accordance with the procedures set forth in the letter of transmittal



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accompanying this Information  Statement.  No new certificates will be issued or cash paid to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S).

No Dissenters' Rights

         Under Nevada Law, stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

         EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

                     MARKET FOR THE COMPANY'S COMMON STOCK

         Our common stock is traded on the Over the Counter Bulletin Board under the symbol "LVRC."

                        ADDITIONAL AVAILABLE INFORMATION

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or may be accessed at www.sec.gov.